Exhibit 99.1

StoneMor Partners L.P. Announces Improved 2008 Year End Results

Levittown, PA, March 31, 2009 – StoneMor Partners L.P. (NASDAQ: STON) is pleased to announce increases in revenues, operating cash flows, distributable free cash flows, adjusted operating profits, operating profits and net income for the year ended December 31, 2008, as compared to the year ended December 31, 2007, as noted in the table below:

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008
	(In thousands)
Total revenues	$38,734	$46,315	$145,314	$183,448
Operating cash flow	4,196	2,049	18,973	21,144
Distributable free cash flow (a)	4,803	3,971	20,610	29,511
Adjusted operating profit (a)	6,563	6,504	26,597	33,692
Operating profit	1,507	4,236	12,643	17,350
Net income (loss)	$(1,219)	$1,531	$2,786	$4,556

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

The improvements in our operating measures demonstrate our success in executing our operating strategy of achieving growth through accretive acquisitions, improving upon these properties with our pre-need sales program, and installing and servicing the products we sell as soon as possible.

Revenues

Revenues increased by $38.1 million, or 26.2%, to $183.4 million in 2008, as compared to $145.3 million during 2007. Revenues increased by $7.6 million, or 19.6%, to $46.3 million in the fourth quarter of 2008, as compared to $38.7 million during the same period last year.

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

From a business perspective, we believe that the value of contracts written provides for an extremely important measure of economic value added during any period and is the production measure that we use internally to evaluate performance. We believe that it is critical that our unit-holders are provided with this information.

The following table reconciles total revenues to the value of funeral home revenues, cemetery contracts written plus interest income earned from pre-need installment contracts and investment income earned from trusts for 2007 and 2008:

	Three months ended December 31,		Increase	Increase
	2007	2008	(Decrease) ($)	(Decrease) (%)
	(In thousands)
Total cemetery revenues	$35,758	$39,964	$4,206	11.8%
Total funeral home revenues	2,976	6,351	3,375	113.4%

Total revenues	38,734	46,315	7,581	19.6%

Add:

Increase in deferred sales revenue	2,115	5,260	$3,144	148.7%
Increase (decrease) in deferred investment income	3,578	(936)	(4,515)	n/a

Total value of funeral home revenues, cemetery contracts written, interest income and investment income earned	44,427	50,638	$6,211	14.0%

Components:

Pre-need value of cemetery contracts written	16,220	21,814	$5,595	34.5%
At-need value of cemetery contracts written and other revenues	12,676	15,445	2,769	21.8%
Funeral home revenues	2,976	6,351	3,375	113.4%
Interest income earned	1,067	1,038	(29)	-2.7%
Investment income earned on trust assets	11,488	5,989	(5,499)	-47.9%

Total	$44,427	$50,638	$6,211	14.0%

	Year ended December 31,		Increase	Increase
	2007	2008	(Decrease) ($)	(Decrease) (%)
	(In thousands)
Total cemetery revenues	$134,532	$159,485	$24,952	18.5%
Total funeral home revenues	10,782	23,963	13,181	122.3%

Total revenues	145,314	183,448	38,133	26.2%

Add:

Increase in deferred sales revenue	8,680	22,482	$13,801	159.0%
Increase (decrease) in deferred investment income	8,748	3,236	(5,511)	-63.0%

Total value of funeral home revenues, cemetery contracts written, interest income and investment income earned	162,743	209,166	46,423	28.5%

Components:

Pre-need value of cemetery contracts written	71,428	91,053	19,626	27.5%
At-need value of cemetery contracts written and other revenues	46,448	65,247	18,799	40.5%
Funeral home revenues	10,782	23,963	13,181	122.3%
Interest income earned	4,710	5,384	674	14.3%
Investment income earned on trust assets	29,375	23,518	(5,857)	-19.9%

	$162,743	$209,166	$46,423	28.5%

While cemetery revenues increased by $4.2 million, or 11.8%, and $25.0 million, or 18.5%, for the three months and year ended December 31, 2008 compared to 2007, the increase in the actual value of cemetery contracts written exceeded these percentage increases. The actual value of pre-need contracts written increased by $5.6 million, or 34.5%, and $19.6 million, or 27.5%, while the actual value of at-need contracts written and other revenues increased by $2.8 million, or 21.8% and $18.8 million, or 40.5% for the three months and year ended December 31, 2008. These increases are primarily related to the acquisitions the company made in the fourth quarter of 2007. Although all sales revenue measures increased, the Company did notice during November and December some softening in pre-need sales in certain areas of the country. This softening, which is probably a result of the current economic condition, resulted in reduced grave marker and mausoleum sales in these areas. While the Company had expected this trend to continue into 2009, it has experienced an increase in the total value of contracts written during the months of January through March 2009 compared to 2008 somewhat offset by a decrease in the death rate during the 2009 first quarter. This makes us cautiously optimistic about 2009.

The substantial buildup of deferred cemetery revenues that occurred in 2008 ($25.7 million) will eventually be reflected in our income statement as we meet the criteria for revenue recognition in the future.

The decrease in investment income earned on trust assets for both the full year and fourth quarter 2008 as compared to 2007 is primarily due to significant capital gains realized in 2007 and not realized in 2008. This is discussed in the adjusted operating profit section below.

Operating Cash Flow

Operating cash flows increased by $2.2 million, or 11.4%, to $21.1 million in 2008, as compared to $18.9 million during 2007. Operating cash flows decreased by $2.2 million, or 51.1%, to $2.0 million in the fourth quarter of 2008, as compared to $4.2 million during the same period last year.

The percentage increase in year over year operating cash flows is consistent with the increase in adjusted operating profit and is reflective of the increase in the total value of contracts written outpacing the associated increase in expenses incurred combined with no significant change in collection patterns.

The fourth quarter decrease in operating cash flows for 2008 compared to 2007 was primarily caused by timing in the receipt of trust investment income, the lack of capital gains on trust assets and the softening of pre-need cemetery sales experienced during November and December of 2008.

Distributable Free Cash Flow

We define Distributable Free Cash Flow as net cash provided by operating activities before changes in appropriate reserves, if any, less maintenance capital expenditures and other expenditures not related to normal operating activities, plus working capital borrowings to fund pre-need growth during the period presented. Distributable free cash flows increased by $8.9 million, or 43.2%, to $29.5 million in 2008, as compared to $20.6 million during 2007 but decreased by approximately 17.3% during the fourth quarter. This decrease in mainly attributable to the reasons discussed above.

A reconciliation between net cash provided by operating activities (the GAAP financial measure the company believes is most directly comparable to distributable free cash flow) and distributable free cash flow for the three months ended December 31, 2008 and 2007 follows:

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008
	(In thousands)
Net cash provided by operating activities	$4,196	$2,049	$18,973	$21,144
Maintenance capital expenditures	(933)	(1,096)	(2,153)	(3,666)
Working capital borrowings to fund pre-need growth	1,000	2,879	2,420	9,579
Annual expenses paid, less quarterly reserves	540	139	1,370	2,454

Distributable free cash flow (a)	$4,803	$3,971	$20,610	$29,511

Distributions paid during the period	$4,752	$6,762	$18,724	$25,658

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Annual expenses paid, less quarterly reserves as shown in the chart above reflects an attempt to normalize certain items where more than one quarter’s expense was included in the current quarter. We usually pay bonuses and taxes once a year and we have attempted to show the effect of these items on the fourth quarter and annual cash flows. No bonuses were paid in 2008.

During the fourth quarter of 2008 we determined that Distributable Free Cash Flow reported for the nine months ended September 30, 2008 had been slightly understated. Accordingly, the annual Distributable Free Cash Flow shown herein is approximately $0.3 million greater than the sum of the quarterly amounts shown in all 2008 press releases.

Distributable Free Cash Flow is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Adjusted Operating Profit

We define adjusted operating profit as operating profit before the change in deferred revenues and deferred selling and obtaining costs (excluding adjustments to deferred revenues related to the mark to market adjustment of merchandise trust assets).

Adjusted operating profit provides for a production-based view of our business insomuch that the revenues relate to the value of contracts entered into and current revenue streams on our trust funds. This is the measure we use in evaluating our business. Operating profit (the GAAP financial measure shown in our financial statements) provides for a delivery-based view of our business insomuch that revenues are recognized as we deliver products and services to our customers.

We believe that adjusted operating profit provides an effective view of the economic value added in any given period.

The table below reconciles operating profit (the GAAP financial measure the company believes is most directly comparable to adjusted operating profit) to adjusted operating profit.

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008
	(In thousands)
Operating profit	$1,507	$4,236	$12,643	$17,350

Increase (decrease) in applicable deferred revenues	5,556	3,566	16,312	22,301

(Increase) decrease in deferred selling and obtaining costs	$(500)	$(1,298)	$(2,358)	$(5,959)

Adjusted operating profit	$6,563	$6,504	$26,597	$33,692

Adjusted operating profit increased by $7.1 million, or 27.4%, to $33.7 million in 2008, as compared to $26.6 million during 2007. Adjusted operating profit decreased by $0.1 million, or 0.9%, to $6.5 million in the fourth quarter of 2008, as compared to $6.6 million during the same period last year.

The increase in adjusted operating profit for the year ended December 31, 2008, as compared to 2007 was primarily caused by a:

•	$39.2 million increase in the value of pre-need and at-need contracts written;

•	$13.2 million increase in funeral home revenues;

•	$0.7 million increase in interest income on pre-need sales contracts.

These positive developments were offset by a:

•	$5.9 million reduction in investment income earned on trust assets; this was primarily due to 2007 realized gains on asset sales;

•	$0.8 million reduction in other cemetery revenues.

•	$10.6 million increase in funeral home expenses;

•	$28.7 million increase in cemetery operating expense.

The slight change in adjusted operating profit for the 4th quarter of 2008 as compared to 2007 was primarily caused by a:

•	$9.5 million increase in the value of pre-need and at-need contracts written.

•	$3.4 million increase in funeral home revenues.

These positive developments were offset by a:

•	$5.5 million decrease in investment income on trust assets, which was primarily due to 2007 realized gains on the sale of trust assets. There were no realized gains in the fourth quarter of 2008.

•	$1.2 million decrease in other cemetery revenues.

•	$2.7 million increase in funeral home expenses;

•	a $3.5 million increase in cemetery operating expense.

Adjusted Operating Profit is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Operating Profit

Operating profit increased by $4.7 million, or 37.2%, to $17.3 million in 2008, as compared to $12.6 million during 2008. Operating profit increased by $2.7 million, or 181.1%, to $4.2 million as compared to $1.5 million during the same period last year.

The 2008 improvement was in large part due to a reduction in share-based compensation ($2.5 million). Not including this change, operating profit improved by approximately $2.2 million for the year.

The difference in operating profit and adjusted operating profit is caused by periodic changes in deferred revenues net of their associated deferred expenses. A substantial portion of our 2008 sales increases are still deferred and not as of yet recognized in operating profit. In time, these deferred revenues will be recognized in operating profit as we meet the revenue recognition criteria, which is generally the delivery of merchandise or performance of services.

Net Income (Loss)

Net income increased by $1.8 million, or 64.3%, to $4.6 million in 2008, as compared to $2.8 million during 2008. Net income was $1.5 million in the fourth quarter of 2008, as compared to a $1.2 million net loss during the same period last year.

The increase in 2008 net income was primarily caused by the aforementioned $4.7 million operating profit along with a $0.2 million reduction in refinancing expenses and $0.5 million decrease in tax expense offset by a $3.7 million increase in interest expense.

The $2.7 million improvement in the 4th quarter 2008 was primarily caused by the aforementioned $2.7 million increase in operating profit and $0.6 million decrease in tax expense offset by a $0.6 million increase in interest expense.

Backlog

At December 31, 2008 our backlog was $217.8 million. Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred revenue net of deferred revenue on unrealized investment gains or losses;

•	less deferred selling and obtaining costs.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

Current Market Conditions and Economic Developments

During the months of November and December, the Company experienced a reduction in the value of contracts written, which we believed resulted from the current economic condition. While this trend seems to have reversed itself in January through March 2009, the Company has taken a proactive approach and implemented expense reduction initiatives.

Our overall business model is strong and is expected to remain strong. This business model is constructed so that revenues are generated from pre-need sales of cemetery merchandise and services, at-need sales of cemetery merchandise and services, and funeral home merchandise and services.

We would not expect the current projected economic downturn to have any material effect on either our at-need sales of cemetery merchandise and services or funeral home merchandise and services. These revenue streams accounted for 48.1% of total revenue in 2008 compared to 38.2% in 2007.

A critical issue for us has been the recent decline in the fair value of equity and (to a lesser degree) fixed maturity debt securities.

We have a substantial portfolio of invested assets in both our Merchandise Trust and the Perpetual Care Trust. Both trusts have a mix of cash and cash equivalents, fixed maturity debt securities and equity securities. Based on the nature of our business, we primarily invest these funds for income generation rather than for capital appreciation. As such, we are able to hold securities for long periods of time and our cash flow is generally not impacted by market fluctuations. Generally, all of the securities in our trust funds have paid their current distributions and have indicated their intention to continue to do so.

We have completed substantial evaluations of our invested assets and have determined that those assets that are other-than-temporarily impaired, and recorded as a reduction in deferred revenues on the balance sheet, do not represent a significant portion of our asset base.

Operating Initiatives

So that we may help protect our cash balances, we have recently instituted our 2009 Expense Reduction Initiative, as previously mentioned. This initiative is a proactive measure designed to reduce our overall expense base in 2009 by approximately $5 million.

We have carefully designed this plan so that there is no negative impact on our ability to market and sell our merchandise and services or service the needs of our customer base.

Amongst the more material components of the 2009 Expense Reduction Initiative are the following:

•	reductions in personnel costs by implementing targeted cutbacks in full-time equivalent employee counts;

•	reductions in various sales incentive programs;

•	reductions in various commissions and overrides;

•	reductions in advertising expenses;

•	reductions in certain corporate overhead items.

Maturation of Debt

Our Series A Notes ($80 million in principal) mature and become due on September 20, 2009.

On February 25, 2009, we, along with certain of our affiliates, entered into a commitment letter dated February 24, 2009 (the “Commitment Letter”) with Bank of America and certain of its affiliates. Pursuant to the Commitment Letter, Bank of America agreed to act as the sole administrative agent for up to a $90 million increase in our current lines of credit (the “Increase”), consisting of (i) up to an additional $80 million in our acquisition line of credit and (ii) an additional $10 million in our revolving line of credit.

Through March 26, 2009, a syndicate of lenders has committed sufficient funds so that along with the current availability under our current acquisition facility we will be able to pay down the principal on our Series A Notes when they become due. If we use our acquisition facility, we will have limited availability to continue our acquisition program. We plan to continue expanding our refinancing efforts as the credit market improves.

Investors’ Conference Call

An investors’ conference call to review the 2008 results (which will be released before this call) will be held on Tuesday, March 31, 2009, at 11:00 a.m. Eastern Time. The conference call can be accessed by calling (888) 662-9069. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. Eastern Time on April 14, 2009. The reservation number for the audio replay is as follows: 21419309. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 232 cemeteries and 60 funeral homes in 26 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the company’s operating activities, the plans and objectives of the company’s management, assumptions regarding the company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following:

uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of the company’s significant leverage on its operating plans; the ability of the company to service its debt; the decline in the fair value of certain equity and debt securities held in the company’s merchandise trust; the company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; the company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets in September 2006; and various other uncertainties associated with the deathcare industry and the company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

StoneMor Partners L.P.

Consolidated Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$13,800	$7,068
Accounts receivable, net of allowance	32,063	33,090
Prepaid expenses	2,707	3,422
Other current assets	5,193	5,633

Total current assets	53,763	49,213

Long-term accounts receivable - net of allowance	40,081	42,309
Cemetery property	187,552	228,499
Property and equipment, net of accumulated depreciation	53,929	49,615
Merchandise trusts, restricted, at fair value	228,615	161,605
Perpetual care trusts, restricted, at fair value	208,579	152,797
Deferred financing costs - net of accumulated amortization	3,317	2,425
Deferred selling and obtaining costs	35,836	41,795
Deferred tax assets	—	138
Other assets	85	1,000

Total assets	$811,757	$729,396

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$19,075	$16,858
Accrued interest	677	659
Current portion, long-term debt	386	80,478

Total current liabilities	20,138	97,995

Other long-term liabilities	—	1,837
Long-term debt	145,778	80,456
Deferred cemetery revenues, net	220,942	193,017
Deferred tax liabilities	—	7,928
Merchandise liability	79,574	75,977

Total liabilities	466,432	457,210

Commitments and contingencies
Non-controlling interest in perpetual care trusts	208,579	152,797

Partners’ capital
General partner	2,737	2,271
Limited partners:
Common	118,598	111,052
Subordinated	15,411	6,066

Total partners’ capital	136,746	119,389

Total liabilities and partners’ capital	$811,757	$729,396

See accompanying notes to the Consolidated Financial Statements in Form 10-K Report for the year ended December 31, 2008.

StoneMor Partners L.P.

Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008
Revenues:
Cemetery
Merchandise	$17,171	$21,762	$74,509	$90,968
Services	7,024	8,828	28,547	36,894
Investment and other	11,563	9,374	31,476	31,623
Funeral home
Merchandise	1,213	2,483	4,655	9,249
Services	1,763	3,868	6,127	14,714

Total revenues	38,734	46,315	145,314	183,448

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	868	1,085	3,553	4,326
Merchandise	4,316	4,793	16,118	18,556
Cemetery expense	8,174	10,284	30,767	41,651
Selling expense	7,385	9,006	29,245	34,806
General and administrative expense	4,222	5,359	15,684	21,372
Corporate overhead (including $628 and $373 in unit-based compensation for the three months ended December 31, 2007 and 2008 and $4,741 and $2,262 for the year ended December 31, 2007 and 2008)	8,937	4,850	24,991	21,293
Depreciation and amortization	991	1,635	3,891	5,029
Funeral home expense
Merchandise	377	979	1,575	3,684
Services	1,141	2,277	4,198	9,073
Other	816	1,811	2,649	6,308

Total cost and expenses	37,227	42,079	132,671	166,098

Operating profit	1,507	4,236	12,643	17,350

Expenses related to refinancing	—	—	157	—
Interest expense	2,634	3,193	9,075	12,714

Income before income taxes	(1,127)	1,043	3,411	4,636

Income taxes
State	14	(175)	398	304
Federal	78	(313)	227	(224)

Total income taxes	92	(488)	625	80

Net income (loss)	$(1,219)	$1,531	$2,786	$4,556

General partner’s interest in net income (loss) for the period	$(25)	$11	$56	$91

Limited partners’ interest in net income (loss) for the period
Common	$(571)	$443	$1,512	$3,325
Subordinated	$(622)	$93	$1,218	$1,140

Net income (loss) per limited partner unit (basic and diluted)	$(.13)	$.05	$.30	$.38

Weighted average number of limited partners’ units outstanding (basic and diluted)	9,321	11,801	9,107	11,809

See accompanying notes to the Consolidated Financial Statements in Form 10-K Report for the year ended December 31, 2008.

StoneMor Partners L.P.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008
OPERATING ACTIVITIES:
Net income (loss)	$(1,219)	$1,531	$2,786	$4,556
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	846	326	4,382	5,306
Depreciation and amortization	991	1,635	3,891	5,029
Stock-based compensation	628	373	4,741	2,262
Changes in assets and liabilities that provided (used) cash:	—	—
Accounts receivable	510	(1,678)	(2,430)	(6,678)
Allowance for doubtful accounts	(794)	(1,192)	10	513
Merchandise trust fund	(5,085)	(519)	(5,223)	(453)
Prepaid expenses	892	421	196	963
Other current assets	(409)	(576)	(1,053)	(900)
Other assets	299	27	159	(696)
Accounts payable and accrued and other liabilities	7,672	3,416	5,179	717
Deferred selling and obtaining costs	(500)	(1,298)	(2,162)	(5,959)
Deferred cemetery revenue	5,203	3,714	15,668	22,414
Deferred taxes (net)	—	(564)	—	(564)
Merchandise liability	(4,838)	(3,567)	(7,171)	(5,366)

Net cash provided by operating activities	4,196	2,049	18,973	21,144

INVESTING ACTIVITIES:
Cost associated with potential acquisitions	(907)	498	(2,230)	(1,579)
Additions to cemetery property	(913)	(1,108)	(2,589)	(4,376)
Purchase of subsidiaries, net of common units issued	(76,406)	(3,395)	(78,907)	(5,621)
Acquisition unit-price guarantee	—	(661)	—	(661)
Additions to property and equipment	(1,828)	(1,096)	(3,051)	(4,809)

Net cash used in investing activities	(80,054)	(5,762)	(86,777)	(17,046)

FINANCING ACTIVITIES:
Cash distribution	(4,752)	(6,762)	(18,724)	(25,658)
Additional borrowings on long-term debt	30,753	12,879	76,674	33,188
Repayments of long-term debt	(291)	(8,709)	(34,000)	(18,446)
Sale of partner units	50,788	18	50,788	86
Cost of financing activities	(68)	—	(3,048)	—

Net cash used in financing activities	76,430	(2,574)	71,690	(10,830)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	572	(6,287)	3,886	(6,732)
CASH AND CASH EQUIVALENTS - Beginning of period	13,228	13,355	9,914	13,800

CASH AND CASH EQUIVALENTS - End of period	$13,800	$7,068	$13,800	$7,068

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$1,805	$3,372	$8,526	$12,732

Cash paid during the period for income taxes	$227	$1,510	$3,484	$4,820

NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of limited partner units to fund cemetery acquisitions	$—	$—	$—	$500

See accompanying notes to the Consolidated Financial Statements on Form 10-K Report for the year ended December 31, 2008.